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                                                                      EXHIBIT 14



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference and to the use in this Registration Statement on Form N-14 of our report dated February 14, 2003, relating to the financial statements and financial highlights of AIM New Technology Fund (one of the funds constituting AIM Funds Group) which are also incorporated by reference and appear in such Registration Statement and to the use of our seven reports each dated December 12, 2002, relating to the financial statements and financial highlights of the seven funds constituting AIM Investment Funds which also appear in such Registration Statement. We also consent to the references to us under the headings "Financial Information", "Financial Highlights" and "Other Service Providers" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP


Houston, Texas
March 4, 2003